CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

 513-870-2768

Media Contact: Joan O. Shevchik

513-603-5323

Cincinnati Financial Corporation Appoints New Internal Audit Officer

• Anthony W. Dunn, CPA, CPCU, CIA, to report to board of directors

• Donald J. Doyle, Jr., CPCU, previous internal audit officer, to establish excess and surplus lines operations

Cincinnati, February 28, 2007 – Cincinnati Financial Corporation (Nasdaq:CINF) announced today that on February 23, 2007, the audit committee of the board of directors approved the appointment of Anthony W. Dunn, CPA, CPCU, CIA, as internal audit officer, effective March 1, 2007.

Dunn will manage the internal audit department, reporting functionally to the Cincinnati Financial board through its audit committee and administratively to the executive department. He continues to serve as a secretary in each of the company’s four insurance subsidiaries, positions to which he was promoted on February 2, 2007. He joined the company’s internal audit department in 2002, contributing to the company’s audits of financial systems, controls and operations.  His 14 years of business experience include prior positions as a controller, financial analyst and public accountant at Fidelity Investments, Rumpke Consolidated Companies and Deloitte & Touche LLP, where Cincinnati Financial was his primary audit client. He earned a bachelor’s degree in accounting from Miami University in 1993.

Senior Vice President Donald J. Doyle, Jr., CPCU, now will lead the company’s efforts to establish an excess and surplus lines subsidiary. Doyle has been with the company since 1989, serving in management positions of increasing responsibility as he advanced through personal lines underwriting, information technology, strategic planning and, since 2004, internal audit.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “This management transition recognizes Tony’s significant contributions and the board’s confidence in his leadership. As internal audit officer, he will assure that the company continuously evaluates and improves processes relating to risk management and internal controls.

“At the same time, Don’s variety and depth of experience within the company have uniquely prepared him to guide our preparations and head operations in a new business area for our company, excess and surplus lines. Over the years, we have increased our share of business from the independent agencies that market our policies by offering a full line of coverages that meet the needs of their clients. In recent years, they have indicated a desire to offer the advantages of Cincinnati’s quality products and services to accounts that require the flexibility of excess and surplus lines.”

Schiff added, “For several years, we have studied the option of putting some of our capital to work by starting a new company for this purpose, and we believe it can contribute to our long-term objectives. Don will begin the process by coordinating the initial steps necessary to incorporate a new subsidiary and determine its structure. He also will form a team to research and develop appropriate policy terms and conditions, rates and underwriting guidelines. While we anticipate little, if any, premiums from excess and surplus lines this year, we expect our increased ability to compete for additional commercial accounts will contribute to our long-term growth.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company’s Web site at www.cinfin.com.

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